Exhibit 24


POWER OF ATTORNEY

	The person whose signature appears below hereby appoints James S. Hamman, Jr., Patrick H. Dudasik and John P. Calamos, Sr. and each of them, any of whom may act without the joinder of the others, as such person's attorney-in-fact to sign and file on such person's behalf individually and in the capacity stated below such registration statements, amendments, post-effective amendments, exhibits, applications and other documents with the Securities and Exchange Commission or any other regulatory authority as may be desirable or necessary in connection with the public offering of shares of Calamos Global Dynamic Income Fund.

Signature                       Title                   Date

/s/Joe F. Hanauer               Trustee                 June 22, 2007
Joe F. Hanauer